Exhibit 99.1

Jounce Therapeutics Presents Preliminary Efficacy Data from Ongoing Phase 1/2 ICONIC Trial of JTX-2011 in Patients with Advanced Cancers

Company to Host Investor Event and Live Webcast on Monday, June 4

CAMBRIDGE, Mass., June 2, 2018 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical-stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers, today presented preliminary data from its ongoing Phase 1/2 ICONIC trial, an adaptive design, open-label trial evaluating JTX-2011 alone and in combination with nivolumab in patients with advanced solid tumors. Safety and preliminary clinical activity data from all evaluable patients across multiple tumor types will be presented in an oral presentation today, Saturday, June 2, 2018 at the 2018 American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago, IL.

“We are encouraged by the early signal of clinical activity in heavily pre-treated patients, accompanied by an ICOS pharmacodynamic biomarker. We believe that this biomarker may help guide further development of JTX-2011,” said Elizabeth Trehu, M.D., chief medical officer of Jounce Therapeutics. “Importantly, JTX-2011 continues to be safe and well-tolerated both as a single agent and in combination with nivolumab. We look forward to continuing clinical evaluation of JTX-2011, including initiation of new combination dose escalation cohorts within the ICONIC trial of JTX-2011.”

The ICONIC study (ICOS AgONist Antibody for Immunotherapy in Cancer Patients) is an open label, dose escalation and expansion clinical study of JTX-2011 alone and in combination with a fixed dose of nivolumab in patients with advanced solid tumors. Patients were heavily pre-treated with approximately 65 percent having received 3 or more prior therapies (i.e. 4th line or greater); approximately 65 percent discontinued during the first three cycles. The adaptive design includes Parts A and B (Phase 1), and C and D (Phase 2), with the Phase 2 cohorts enriched for high ICOS expression. The data presented today include preliminary efficacy data from all evaluable patients as of an April 4, 2018 cut-off date. The Phase 1 portion of ICONIC was a dose escalation study to determine the maximum tolerated dose (MTD) and recommended Phase 2 dose (RP2D). The patients in Phase 2 received JTX-2011 0.3 mg/kg every 3 weeks alone or in combination with nivolumab 240 mg every 3 weeks. Preliminary efficacy evaluation included tumor reductions and RECIST (response evaluation criteria in solid tumors) responses.

Summary of JTX-2011 ICONIC Data

Safety

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JTX-2011 was well tolerated alone and in combination with nivolumab 240 mg every 3 weeks. The overall safety profile observed was consistent with previously reported data from the Phase 1 portion of the ICONIC trial.

Clinical Activity
Gastric Cancer

•	A RECIST partial response (PR) with JTX-2011 monotherapy was observed in 1 of 8 Phase 2 patients (7 PD-1 inhibitor naïve, including PR), ongoing at 8.5+ months.

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Two RECIST PRs with JTX-2011 plus nivolumab were observed in 1 of 4 Phase 1 patients (all PD-1 inhibitor naïve) and 1 of 28 Phase 2 patients (22 PD-1 inhibitor naïve, including PR), ongoing at 11+ and 4+ months, respectively.

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Disease control(1) was observed in 10 of 28 and tumor reductions were observed in 8 of 28 Phase 2 patients treated with JTX-2011 plus nivolumab, including both PD-1 inhibitor naïve and PD-1 inhibitor failures.

Triple Negative Breast Cancer (TNBC)

•	A RECIST PR with JTX-2011 plus nivolumab was observed in 1 of 17 Phase 2 patients (16 PD-1 inhibitor naïve, including PR), ongoing at 4+ months.

•	Disease control was observed in 3 of 17 and tumor reductions were observed in 2 of 17 Phase 2 patients treated with JTX-2011 plus nivolumab, all PD-1 inhibitor naïve.

Head and neck squamous cell cancer (HNSCC) PD-1 inhibitor failures

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Disease control was observed in 2 of 16 and tumor reductions were observed in 1 of 16 Phase 2 patients treated with JTX-2011 plus nivolumab, all PD-1 inhibitor failures, of whom over 50 percent were refractory(2) to prior PD-1 inhibitors.

Non-small cell lung cancer (NSCLC) PD-1 inhibitor failures

•	Disease control was observed in 7 of 12 and tumor reductions were observed in 4 of 12 Phase 2 patients treated with JTX-2011 plus nivolumab, all PD-1 inhibitor failures.

(1) Disease control = confirmed PR + SD ≥ 9 weeks
(2) Refractory = best response to prior PD-1 inhibitor was progressive disease

Biomarkers

•	In a preliminary analysis of evaluable fresh pre-treatment biopsies, rates of disease control and tumor reduction appear higher in subjects with high ICOS scores.

•	An ICOS pharmacodynamic biomarker (emergence of peripheral blood ICOS high CD4 T cell population) appears to associate with anti-tumor activity.

◦	Present in 7 of 7 subjects with target lesion PRs

◦	Absent in 10 of 10 subjects with progressive disease

Based on preliminary signals of clinical activity associated with an ICOS pharmacodynamic biomarker, Jounce is advancing clinical evaluation of JTX-2011. The next steps for the program include continuing to evaluate the ongoing data and the initiation of two new dose escalation cohorts within the ICONIC trial of JTX-2011, one in combination with ipilimumab and one in combination with pembrolizumab. The new ipilimumab combination cohort may enable Jounce to explore a new combination mechanism that is supported by clinical and pre-clinical research. Exploration with pembrolizumab at its approved q3w dose and schedule may allow the Company to evaluate JTX-2011in combination with a PD-1 inhibitor in earlier lines of therapy.

“We look forward to evaluating the new additional combinations with JTX-2011. From our founding science, the platform we have built, and the team we have in place, we believe we are well positioned to optimize the development of JTX-2011,” said Richard Murray, Ph.D., chief executive officer and president of Jounce Therapeutics. “We are grateful to all of the patients who have participated in our trial, their families, our investigators and their study teams. This was a complex biomarker heavy trial that was well executed by the Jounce team.”

ICONIC Enrollment Status
Phase 1 has completed enrollment and Phase 2 is nearing completion of enrollment. Given the pace of enrollment of the combination cohorts in gastric cancer, TNBC, HNSCC, NSCLC and the overall quantity of the data collected, Jounce made the decision to stop recruitment of other solid tumors and of the more slowly enrolling monotherapy and melanoma combination cohorts.

Jounce Therapeutics to Host Event and Webcast
Jounce Therapeutics will host an investor and analyst event beginning at 6:30 p.m. CT (7:30 p.m. ET) with a live webcasted presentation beginning at 7:00 p.m. CT (8:00 p.m. ET), on Monday, June 4, 2018. To access the live webcast, please visit the “Events & Presentations” page in the Investors and Media section of the company’s website at www.jouncetx.com. The webcast will be archived and made available for replay on the company’s website approximately two hours after the call and will be available for 30 days thereafter.

About JTX-2011
Jounce’s lead product candidate, JTX-2011, is a monoclonal antibody that binds to and activates ICOS, the Inducible T cell COStimulator, a protein on the surface of certain T cells. Preclinical data support that JTX-2011 may have a dual mechanism of action that stimulates anti-tumor T effector cells, and also reduces the immunosuppressive T regulatory cells in the tumor microenvironment. The company is developing JTX-2011 to treat solid tumors as a single agent and in combination with other therapies.

About Jounce Therapeutics
Jounce Therapeutics, Inc. is a clinical stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long‑lasting benefits to patients. Through the use of its Translational Science Platform, Jounce first focuses on specific cell types within tumors to prioritize targets, and then identifies related biomarkers designed to match the right therapy to the right patient. Jounce’s lead product candidate, JTX-2011, is a monoclonal antibody that binds to and activates ICOS and is currently in the Phase 2 portion of the Phase 1/2 ICONIC trial. For more information, please visit www.jouncetx.com.

Forward-Looking Statements
Statements in this release concerning Jounce’s future expectations and plans, including without limitation, Jounce’s expectations regarding the timing, progress and results of Phase 1/2 ICONIC trial, Phase 2 enrollment of the ICONIC trial, commencement of dose escalation combination cohorts within ICONIC, and Jounce’s clinical development strategy may constitute forward looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward looking statements, which include words such as “believe,” “intend,” “may,” “potential” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, as well as those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent annual report on Form 10-K or quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the U.S. Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
Komal Joshi
Jounce Therapeutics, Inc.
(857) 320-2523
kjoshi@jouncetx.com

Media Contact:
Gina Nugent
The Yates Network
(617) 460-3579
gina@theyatesnetwork.com